UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, DC 20549

FORM 8-K

CURRENT REPORT PURSUANT

TO SECTION 13 OR 15(d) OF THE

SECURITIES EXCHANGE ACT OF 1934

Date of report (Date of earliest event reported): February 15, 2005

Radnor Holdings Corporation

(Exact Name of Registrant as Specified in Its Charter)

Delaware

(State or Other Jurisdiction of Incorporation)

333-19495	23-2674715
(Commission File Number)	(IRS Employer Identification No.)

Radnor Financial Center, Suite A300 150 Radnor Chester Road, Radnor, Pennsylvania	19087-5292
(Address of Principal Executive Offices)	(Zip Code)

610-341-9600

(Registrant’s Telephone Number, Including Area Code)

(Former Name or Former Address, if Changed Since Last Report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Section 1 - Registrant’s Business and Operations

Item 1.01 - Entry into a Material Definitive Agreement

On February 15, 2005, Radnor Holdings Corporation (the “Company”) amended its domestic revolving credit facility with its bank lenders, effective as of December 31, 2004, to increase the maximum aggregate principal amount of the facility to $75 million from $65 million. The Company also amended the following financial covenants:

•	The minimum fixed charge coverage ratio was amended to be .68 to 1.00 for the quarter ended December 31, 2004 and increasing over time thereafter to 1.15 to 1.00 for the quarter ending September 30, 2005 and for each quarter thereafter;

•	The maximum ratio of funded indebtedness to earnings before interest, taxes, depreciation and amortization was amended to be 7.70 to 1.00 for the quarter ended December 31, 2004 and declining over time thereafter until reaching 3.75 to 1.00 for the quarter ending March 31, 2007 and for each quarter thereafter; and

•	The annual limitation of capital expenditures was increased to $35.0 million for the fiscal year ended December 31, 2004 and will revert to $25 million for the fiscal year ending December 31, 2005 provided the Company applies specified proceeds of certain capital raising transactions to reduce outstanding obligations under the facility.

As additional security for the borrowers’ obligations under the facility, the lenders received an assignment of rights under two promissory notes in the aggregate principal amount of $22.9 million, a pledge of certain stock from an affiliate of the Company and a guaranty from the Company’s President and Chief Executive Officer of the obligations under the facility up to an amount not exceeding $8.0 million. The Company also agreed to apply the net proceeds of certain defined capital events to reduce outstanding obligations under the facility.

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SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

RADNOR HOLDINGS CORPORATION

Dated: February 22, 2005	By:	/s/ Michael T. Kennedy
Michael T. Kennedy
President and Chief Executive Officer

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